Exhibit 1

              [Letterhead of SSP-SPECIAL SITUATIONS PARTNERS INC.]

                                  PRESS RELEASE

7th November 2000 - for immediate release

SSP-Special Situations Partners, Inc. issued the following statement today with respect to yesterday's Third Quarter Earnings Conference Call of ICN Pharmaceuticals, Inc. (NYSE: ICN):

"We listened with interest to ICN's third quarter earnings call and are very pleased with the financial results reported by the company, which serve only to confirm our perception of the company's underlying values. We were also pleased to hear Mr. Panic again confirm publicly his management team's commitment to proceed quickly and diligently with the restructuring of ICN into three independent companies, including not only the planned public offerings of both Ribapharm and International, but also the distribution of the remaining interests in both those businesses to ICN's shareholders that SSP has urged upon the company. Finally, we also noted with approval Mr. Panic's acknowledgement that the ICN board of directors has a fiduciary duty actively to consider, as an alternative to the current restructuring plan, any proposals or expressions of interest for an acquisition of the company and as well as his intention to pursue whatever transaction will bring more value to ICN's shareholders. SSP will continue actively to monitor the situation."

Enquiries:

Eric Knight
SSP-Special Situations Partners, Inc.
Tel. + (377) 93 50 41 23